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                [LETTERHEAD OF VINSON & ELKINS APPEARS HERE]


Grand Valley Gas Company
50 West Broadway, 10th Floor
Salt Lake City, Utah 84101

Gentlemen:

      You have requested our opinion as to certain federal income tax consequences of the proposed merger of Grand Valley Gas Company ("Grand Valley") with and into Associated Natural Gas, Inc. ("ANGI"), a wholly-owned subsidiary of Associated Natural Gas Corporation ("ANGC") (the "Merger"). In connection with this opinion, we have reviewed the facts presented to us concerning the Merger and have relied upon the accuracy of the facts set forth in the Proxy Statement/Prospectus (the "Proxy Statement") contained in the Registration Statement on Form S-4 (Registration No. 33-53121) filed by ANGC with the Securities and Exchange Commission on April 13, 1994 (the
"Registration Statement"). All capitalized terms used but not defined have the meanings ascribed to them in the Proxy Statement.

      In rendering our opinion, we have assumed that the facts contained in the Proxy Statement will continue to be accurate and complete at the Effective Time. We have also reviewed the Restated Agreement and Plan of Merger dated February 21, 1994 (the "Merger Agreement"), among Grand Valley, ANGC, and ANGI and have assumed that the Merger will be carried out in accordance with the terms of such agreement.

                                 The Parties
                                 -----------

      The Parties to the Merger are Grand Valley, ANGC, and ANGI, and very general descriptions of each are set forth below. A complete description of each of the parties is found in the Proxy Statement.

      Grand Valley is a Utah corporation primarily engaged in the business of marketing natural gas to industrial end-users and local distribution companies from the West Coast of the United States and Canada through the Rocky Mountain and Midwest regions of the United States. Grand Valley also owns and operates natural gas gathering, processing, and
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storage facilities.  Grand Valley has authorized capital stock of 50 million shares of Grand Valley Common Stock of which 6,336,444 shares were outstanding on the date of the Merger Agreement.

      ANGC is a Delaware corporation engaged in the business of purchasing, gathering, processing, transporting and marketing natural gas, natural gas liquids and crude oil to industrial end-users, local distribution companies, liquid petroleum gas wholesalers and retailers and refiners.

      ANGI, a Colorado corporation, is a wholly-owned subsidiary of ANGC and is engaged in the construction, acquisition and operation of natural gas gathering and processing facilities and marketing of both system supply and third-party supplies of natural gas to industrial end-users and local distribution companies.

                          Summary of the Merger/1/
                          ---------------------

      Pursuant to the Merger Agreement, Grand Valley will be merged with and into ANGI at the Effective Time, with ANGI being the surviving corporation and continuing to be a wholly-owned subsidiary of ANGC. Pursuant to the Merger, all of the assets and liabilities of Grand Valley will be transferred to ANGI. In the Merger, each outstanding share of Grand Valley Common Stock will be converted into 0.25 shares of ANGC Common Stock. No fractional shares of ANGC Common Stock will be issued in the Merger. Each shareholder of Grand Valley Common Stock otherwise entitled to a fractional share of ANGC common stock will receive an amount in cash equal to the value of such fractional share based upon the average closing price of ANGC Common Stock for the 5 days preceeding the Effective Time. Other than the cash in lieu of fractional shares, no Grand Valley Common Stock will be acquired for cash in the Merger. Under the Utah Revised Business Corporation Act, holders of Grand Valley Common Stock are not entitled to dissenter's rights.

      Detailed descriptions of each of Grand Valley's and ANGC's reasons and business purposes for consummating the Merger are contained in the Proxy Statement.

                               Representations
                               ---------------

      In addition, this opinion relies upon the accuracy of each representation regarding the Merger that has been made to us by Grand Valley, ANGC, and ANGI. Certain of these representations are set forth in the letters dated May 20, 1994, from Grand Valley and ANGI (the "Representation Letters") and we have assumed that each representation contained in the Representation Letters is true, correct, and complete and will continue to be true, correct, and complete at the Effective Time. This opinion shall be of no force and


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/1/  Complete and detailed descriptions of the Merger and the Merger Agreement are contained in the Proxy Statement.

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Grand Valley Gas Company
May 20, 1994
Page 3

effect if any representation contained in the Representation Letters is determined not to be true, correct, and complete now or at the Effective Time.

                                  Opinions
                                  --------

      Based on the forgoing facts, the Proxy Statement, the Merger Agreement, and the Representation Letters, it is our opinion that for federal income tax purposes:

         (i) the Merger will constitute a reorganization within the meaning of section 368(a) of the Code, and ANGC, Grand Valley and ANGI will each be a party to the reorganization within the meaning of section 368(b) of the Code;

         (ii) no gain or loss will be recognized by ANGC, Grand Valley or ANGI as a result of the Merger;

         (iii) no gain or loss will be recognized by the holders of Grand Valley Common Stock upon their receipt of ANGC Common Stock in exchange for their Grand Valley Common Stock;

         (iv) the aggregate basis of the shares of ANGC Common Stock received in the Merger (including any fractional shares deemed received) by a holder of Grand Valley Common Stock will equal such holder's aggregate basis in the shares of Grand Valley Common Stock surrendered in the Merger;

         (v) the holding period of the shares of ANGC Common Stock received by a holder of Grand Valley Common Stock in the Merger will include the holding period of the Grand Valley Common Stock surrendered in exchange therefore, provided such shares of Grand Valley Common Stock are held as capital assets at the Effective Time; and

         (vi) cash payments in lieu of fractional shares will be treated as if fractional shares of ANGC Common Stock had been received in the Merger and then redeemed by ANGC. Such redemption should qualify as a distribution in full payment in exchange for the fractional shares rather than a distribution of a dividend. Accordingly, a Grand Valley shareholder receiving cash in lieu of a fractional share will recognize gain or loss upon such payment equal to the difference, if any, between such shareholder's basis in the fractional share (as descried in paragraph (iv) above) and the amount of cash received. Such gain or loss will be capital gain or loss if the ANGC Common Stock is held as a capital asset at the Effective Time.


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Grand Valley Gas Company
May 20, 1994
Page 4


      Our opinion is based upon the existing provisions of the Code, regulations promulgated and proposed thereunder, existing interpretations thereof by the Internal Revenue Service ("IRS") and the courts, all of which are subject to change with prospective or retroactive effect and our opinion could be adversely affected or rendered obsolete by any such change. Our opinion is not binding on the IRS or the courts and accordingly, no assurance can be given that some or all of the conclusions set forth above will not be challenged by the IRS.

      Our opinion is specifically limited to the conclusion set forth above and no other opinions are expressed or implied. Specifically, we express no opinions as to the state, local, or foreign tax consequences of the Merger.

      We hereby consent to the use of our name in the Prospectus and to the filing of this opinion letter as part of the Registration Statement. This consent does not constitute an admission that we are "experts" within the meaning of such term as used in the Securities Act of 1933, as amended.

                              Very truly yours,



                              Vinson & Elkins L.L.P.